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                                   LINEO, INC.
                              OEM LICENSE AGREEMENT
                                   NO. LN 0201
                        (AMENDED AND RESTATED 3/20/2000)

This OEM License Agreement (this "Agreement") is entered as of the Effective Date listed on Schedule A between Lineo, Inc. ("Lineo") and the Original Equipment Manufacturer identified below ("OEM" or "Licensee"), governing OEM's licensed rights to use and reproduce software, related products and documentation proprietary to Lineo, and consists of and incorporates the following:

                        THIS SIGNATURE PAGE

                        SCHEDULE A - SCOPE, GENERAL TERMS AND LICENSE FEES

                        SCHEDULE B - ADDITIONAL TERMS AND EXCEPTIONS

                        SCHEDULE C - STANDARD TERMS AND CONDITIONS

                        APPENDIX I  TO SCHEDULE C - END USER LICENSE AGREEMENT

                        SCHEDULE D - MAINTENANCE, SUPPORT AND TRAINING AGREEMENT

This Agreement amends, restates and supersedes that certain OEM License Agreement first executed between the parties on February 17, 2000.

1.   LINEO ADDRESS AND CONTACT:    Lineo, Inc.
                                   Attn: Legal
                                   390 South 400 West
                                   Lindon, UT 84042
                                   Voice: 801-426-5001
                                   Fax:   801-426-6166

2.   OEM ADDRESS AND CONTACT:      DaiShin Information & Communications CO.
                                   Attn: Oneil Chung
                                   395-68, Shindaebang-Dong
                                   Dongjak-ku, Seoul, Korea 156-710
                                   Voice: 82-2-3284-5008
                                   Fax:   82-2-3284-5015

By signing below, the parties acknowledge their agreement with the terms and conditions of this Agreement, and each signatory represents and certifies that he or she is authorized to sign on behalf of and to bind each to the respective signatories to all of the terms and conditions of this Agreement:

LINEO, INC.                             DAISHIN INFORMATION & COMMUNICATIONS CO.

By:  /s/ Brad Walters                   By:  /s/ Jae-Won Lee
     --------------------------------        -----------------------------------

Printed Name: Brad Walters              Printed Name: Jae-Won Lee
              -----------------------                 --------------------------

Title: Vice President                   Title: CEO & President
       ------------------------------          ---------------------------------

Date: 2/17/00                           Date: 2/17/00
      -------------------------------         ----------------------------------

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                                   LINEO, INC.
                              OEM LICENSE AGREEMENT

                                   SCHEDULE A
                      SCOPE, GENERAL TERMS AND LICENSE FEES

1.   EFFECTIVE DATE: 15 MARCH 2000
                    -----------------
2.   LICENSED PRODUCT:

     Lineo's Embedix(TM) binary software solution to be bundled with OEM's banking/stock trading devices and electronic transaction system products (sometimes referred to as "OEM Products" or "OEM Hardware Platforms"), together with associated Documentation.

3.   TERRITORY:

     Worldwide.

4.   LICENSE TERM:

     The License Term is perpetual for the total number of units (* total) specified in this Agreement, subject to terms governing termination as set forth in Schedule C, Standard Terms and Conditions.

5.   FEES AND PAYMENT:

     OEM shall pay to Lineo a nonrefundable license fee of $*, against which it shall be entitled to up to * licenses (or units) of Embedix(TM) binary software solution, at preferred pricing of $* USD per license.

         $ * USD will be due and payable on the Effective Date of this
            Agreement
         $ * USD will be due and payable within 30 days of the Effective Date of this Agreement.

6.   MAINTENANCE/SERVICE AND TRAINING FEE:

     In addition to the license fee payable as set forth above, OEM shall pay to Lineo such fees for maintenance, service and training as are set forth in Schedule D hereto, provided that such Schedule D is separately signed by the parties. These fees will be due and payable 30 days from the Effective Date of this Agreement unless otherwise stated in this Agreement.

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                                   LINEO, INC.
                              OEM LICENSE AGREEMENT

                                   SCHEDULE B
                         ADDITIONAL TERMS AND EXCEPTIONS

A. The Standard Terms and Conditions set forth in Schedule C shall apply, except that Sections 4(b) and 9(a) of Schedule C shall be superseded and replaced as follows:

     4(b) License Fees under this Agreement are due and payable pursuant to
          Section 5 of Schedule A, which supersedes the Standard Terms and Conditions set forth in Section 4(b) of Schedule C. OEM is granted no rights hereunder to licensed copies of the Licensed Products beyond
          * units.

     9(a) License Term under this Agreement is as described under Section 4 of Schedule A, which supersedes the Standard Terms and Conditions set forth in Section 9(a) of Schedule C.

B. Further development or adaptation of the Licensed Product for OEM's products, and product maintenance, service and training are covered, if at all, by separate agreements between the parties.


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                                   LINEO, INC.
                              OEM LICENSE AGREEMENT

                                   SCHEDULE C
                          STANDARD TERMS AND CONDITIONS

The following standard terms and conditions apply:

1. DEFINITION. For purposes of this Agreement, the following definitions apply to the respective capitalized terms:

     a. AGREEMENT means this Agreement, consisting of the Signature Page, Schedules A, B, C and D, and Appendix I to Schedule C, and any additional documents attached and initialed by the parties.

     b. CONFIDENTIAL INFORMATION means all business, marketing and technical information of each party considered by each to be trade secrets or otherwise valuable proprietary information, designated or marked as such by either. Confidential Information shall not include information that (i) is now or later becomes generally known to the computer industry (other than as a result of a breach of this Agreement); (ii) is independently developed by the receiving party; or (iii) the receiving party lawfully obtains from any third party without restrictions on use or disclosure.

     c. DERIVATIVE WORKS means a revision, modification, translation, abridgment, condensation or expansion of Lineo Products or Documentation or any form in which Lineo Products or Documentation may be recast, transferred, or adapted, which, if prepared without the consent of Lineo, would be a copyright infringement.

     d. DOCUMENTATION means those software user manuals, reference manuals and installation guides, or portions thereof (if any), which are distributed in conjunction with the Licensed Product set forth in Schedule A.

     e. END USER means an entity that acquires the Licensed Product for Internal Use and is not an affiliate of OEM's enterprise. "End User" does not include a Reseller.

     f. INTERNAL USE means use for purposes that do not directly produce revenue for the user.

     g. LICENSED PRODUCT means the binary code version of the Lineo's Licensed Product identified in Schedule A, including updates thereof (if any). Lineo reserves the right at any time to make changes to any Licensed Product, including without limitation changes required (i) for security, or (ii) to facilitate performance in accordance with specifications.

     h. MARKS means Lineo's trademarks, service marks, logos, designations and insignias.

     i. OEM PRODUCTS refers to the specific hardware manufactured or produced by OEM with which the Licensed Product is to be bundled or on which the Licensed Product is to be embedded to create a single product offering.

     j. RESELLER refers broadly to any third party VAD, VAR, distributor or other reseller to or through which OEM is licensed under this Agreement to distribute copies of the Licensed Product for marketing and distribution to End-Users, directly or through other third parties.

2. CONTRACT RESPONSIBILITIES: Subject to the terms and conditions of this Agreement, the parties have the following respective contractual responsibilities:

     a.   LINEO'S RESPONSIBILITIES: Lineo shall:

          1) Grant OEM the rights and licenses to the Licensed Product as set forth in Section 3;

          2) Provide such technical support as may be agreed and set forth in Schedule A;

          3)   Warrant the Licensed Product as detailed in Section 7 below; and

          4)   Indemnify OEM as set forth in Section 8(a) below.

     b.   OEM'S RESPONSIBILITIES: OEM shall:


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          1)   Market, sell and deliver units of the Licensed Product embedded or incorporated with OEM's Products as permitted under this Agreement within the Territory, as identified in Schedule A;

          2) Include with all sales and distributions of OEM Hardware Platforms incorporating or bundled with the Licensed Product an acceptable End-User License Agreement governing End-User use of the Licensed Product;

          3) Protect Lineo's proprietary rights in the Licensed Product as set forth in Section 5 hereof; and

          4) Make all payments to Lineo as required by Section 4 and Schedule A hereof; and

          5)   Indemnify Lineo as set forth in Section 8(b) below.

          6) Perform all other obligations required of OEM under this Agreement.

3. GRANT OF LICENSES. Subject to the terms and conditions of this Agreement and for the term hereof, Lineo hereby grants to OEM the following rights and licenses:

     a. LICENSED PRODUCT AND DOCUMENTATION. Lineo hereby grants to OEM a nonexclusive and nontransferable right and license (i) to use and reproduce the Licensed Product and the Documentation on any tangible media and (ii) to market and distribute copies of the Licensed Product (in binary code only), with copies of the Documentation, to End Users, directly or through Resellers. Unless otherwise specifically provided in Schedules A or B, OEM's rights to reproduce the Licensed Product are limited to binary code. Unless otherwise specifically provided in Schedules A or B, OEM's rights of distribution and sale are limited to Licensed Product bundled with or embedded in OEM's Product(s), and OEM shall have no rights to market or distribute copies of the Licensed Product or Documentation independent of OEM's Products. OEM shall not contract reproduction of the Licensed Product and Documentation to third parties without Lineo's express written consent, which consent shall not unreasonably be withheld. OEM may grant Resellers the sublicensed right to distribute copies of OEM Hardware Platforms incorporating or bundled with the Licensed Product through other Resellers, regardless of tier, provided that such sublicenses are consistent with the terms hereof and are no less restrictive than the license granted herein.

     b. TRADEMARKS. Lineo hereby grants to OEM the nonexclusive, nontransferable right and license to use and display Lineo's Marks solely in connection with and only to the extent reasonably necessary for the marketing, distribution and support of OEM's Product during the term of this Agreement, provided that any such use and display shall comply with Lineo's then current trademark usage policies. Upon expiration or termination of this Agreement, OEM agrees to cease all display, advertising and use of any and all Lineo Marks. In the case of bundled products, OEM agrees not to alter, erase or overprint any notice provided by Lineo and not to attach any additional trademarks without the prior written consent of Lineo or affix any Lineo Marks to any non-Lineo product. OEM recognizes Lineo's ownership and title to the Marks and the goodwill attaching to said Marks. OEM agrees not to use, employ or attempt to register any trademarks or Trade Names that are confusingly similar to Lineo's Marks or Trade Names.

     c. THIRD PARTY LICENSE. If all or any part of the Licensed Product or Updates delivered to OEM has been licensed to Lineo by a third party software supplier then, notwithstanding anything to the contrary contained in this Agreement, OEM is granted a sublicense to the third party software subject to the same terms and conditions as those contained in the Agreement between Lineo and such third party software supplier. Lineo reserves the right to substitute any third party software in the Licensed Product as long as the new third party software does not materially affect the functionality of the Licensed Product. Lineo hereby represents the current release of the Licensed Product contains no third party software which would require OEM to agree to any terms and conditions in addition to those set forth in this Agreement. Certain components of the Licensed Product are components licensed under the GNU General Public License (version 2), which Lineo supports. OEM may obtain a copy of the GNU General Public License at www.gnudocs.com/GNU/COPYING. Lineo will provide source code for any of the components of the Licensed Product licensed under the GNU General Public License. To obtain such source code, send email request to embedix-support@lineo.com. OEM's rights to obtain source code to those elements or components of the Licensed Product that are subject to the GNU General Public License shall not be construed to create or imply a right to any element or component of the Licensed Product that is proprietary to Lineo, except as and to the extent that such rights are expressly granted under this License Agreement.

     d. PRODUCT TAMPERING. Unless and to the specific extent that source code rights are specifically granted in Schedules A or B, OEM shall have no rights directly or indirectly to de-compile, reverse engineer, reverse compile, modify or perform any similar type of operation on the Licensed Product, or any portion thereof, or to prepare any other form of Derivative Works. All Derivative Works, whether or not authorized by Lineo, shall remain the sole property of Lineo.

4.   PRICING AND PAYMENT

     a. PRICING AND LICENSE FEES. OEM shall pay to Lineo the Fees set out in Schedule A as required therein. Prices are exclusive of all applicable taxes. OEM agrees to pay all taxes associated with the marketing, sublicensing, distribution and transfer of all Licensed Products, whether bundled with or embedded with OEM Products, including but not limited to sales, use, excise, added value and similar

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     taxes and all customs, duties or governmental impositions, but excluding taxes on Lineo's net income. Any tax or duty Lineo may be required to collect or pay upon the marketing or transfer of the Licensed Product shall be paid by OEM, and such sums shall be due and payable to Lineo upon delivery. If OEM claims a tax exemption, OEM must provide Lineo with valid tax exemption certificates.

     b. PAYMENT AND REPORTING. License fees will accrue in the applicable corresponding quantity upon: (a) the initial date of OEM's Internal Use of a Licensed Product; (b) distribution by OEM of a copy of a Licensed Product in any form (including demonstration versions or prototypes of OEM's Product) to a Reseller or End User; or (c)(if rights to do so are specifically granted in Schedule A) OEM's authorization to a Reseller to increase the authorized number of copies. OEM shall pay Lineo License Fees accrued during each calendar month, together with any other fees accruing over the same period, within 30 days following the date of invoice for such month. Payment shall be accompanied by a written report detailing the quantity of bundled or embedded Licensed Product shipped by OEM in the prior month and showing calculation of all fees payable thereon. All payments shall be made in U.S. dollars, (i) at Lineo's address as indicated in this Agreement or at such other address as Lineo may from time to time indicate by proper notice hereunder or (ii) by wire transfer to a bank and account number to be designated by Lineo. Royalty reporting requirements shall not apply when licenses are pre-paid.

     c. INTEREST shall accrue on any unpaid payment or payment balance at an annual rate of 18% per annum, or, if lower, at the highest lawful rate, calculated from the date the payment is due to the date it is received by Lineo. Arrearage in excess of $5,000 not paid within 10 days of written demand following the date payment is due shall be grounds for Lineo's termination of this Agreement at Lineo's option.

     d. RECORDS EXAMINATIONS. OEM agrees to allow Lineo to examine OEM's records to test OEM's compliance with this Agreement. Any examination will be conducted only by an authorized representative of Lineo, and will occur during regular business hours at OEM's offices and will not interfere unreasonably with OEM's business activities. Examinations will be made no more frequently than quarterly, and Lineo will give OEM 15 business days or more prior written notice of the date of the examination and the name of Lineo's authorized representative who will be conducting the examination. The audit will be conducted at Lineo's expense unless the results of such audit establish that inaccuracies in the quarterly reports have resulted in underpayment to Lineo of more than 5% of the amount due in any quarter, in which case OEM shall pay all amounts determined to be due and shall bear the expenses of the audit. All information obtained by Lineo's authorized representative conducting the audit will be maintained confidential by the representative. The examiner will give OEM and Lineo an examination report containing only the information necessary to indicate compliance or non-compliance with this Agreement.

5.   LINEO'S INTELLECTUAL PROPERTY RIGHTS

     a. ACKNOWLEDGMENT OF LINEO'S RIGHTS. For purposes of this Agreement, and with the exception only of those elements (if any) of the Licensed Product specifically identified and designated by Lineo as third-party software, OEM acknowledges and confirms Lineo's exclusive worldwide rights, including copyright in, and the validity of the Licensed Products (including, without limitation, all input/output and report formats, screen displays, menu features and overall structure, sequence and organization) and in the Marks. OEM agrees not to challenge or otherwise to interfere with the use and ownership by Lineo of the Licensed Product or any of the intellectual property rights associated with the Licensed Product or the Marks (hereinafter referred to collectively as "Lineo Intellectual Property"). OEM also shall not permit any personnel to remove any proprietary or other legends or restrictive notices contained or included in any materials supplied or approved by Lineo, and OEM shall not permit any personnel to copy or modify or reverse-engineer any materials, including the Licensed Product provided by Lineo, except as and to the extent specifically permitted under this Agreement. Title to every copy of the Licensed Product is vested and shall remain in Lineo, or, as applicable, in such third party from whom Lineo holds rights of license and distribution, and title does not pass with any license under this Agreement.

     b. END USER LICENSE AGREEMENTS. OEM agrees to exercise commercially reasonable efforts to ensure that each End User receiving the Licensed Product through OEM or Resellers understands, and agrees to be bound by, an appropriate End User License Agreement that is no less restrictive in its application to the Licensed Product than the then-current form of Lineo's End User License Agreement, the most current version of which is attached as Appendix I hereto.

     c. OEM'S WAIVER OF RIGHTS. OEM further acknowledges that it has no rights of any kind anywhere in the world in any of Lineo's Intellectual Property other than those limited rights granted by this Agreement. Accordingly, OEM waives (a) all claims of any right by OEM in any of the Lineo's Intellectual Property and (b) the right, if any, to file or own in its own name or in that of any designee, any application for registration of any trademark, copyright, patent, industrial design, trade secret or other intellectual property which forms part of Lineo's Intellectual Property, or to own any registration or patent resulting therefrom. In the event OEM, in any jurisdiction of the world, files such an application or obtains such a patent or registration in violation of this section, such application, registration or patent shall be deemed held in trust by OEM for Lineo and shall be assigned by OEM to Lineo without conditions and upon demand by Lineo.

     d. PRESERVATION AND SECURITY OF PROPRIETARY INFORMATION. OEM shall not sell, assign, lease, license, transfer or otherwise disclose the Licensed Product except as expressly authorized by this Agreement. OEM shall safeguard any and all copies of the Licensed Product against unauthorized disclosure, reproduction or tampering, and shall assist Lineo in the enforcement of Lineo's rights in the event of unauthorized disclosure by any person under OEM's control or service. OEM shall also ensure that Licensor's Lineo's copyright, trademark and patent notices, which may from time to time be updated, are prominently displayed on all copies of OEM's Products and documentation containing the Licensed Product. OEM shall not remove or obscure any copyright, trademark, patent or other proprietary


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     rights notice already present on any of the Licensed Products or
     Documentation. The notice of Lineo's intellectual property rights in the Licensed Product shall read as follows: "Licensed Software (C)Lineo, Inc.1999-2000, all rights reserved."

     e. GOODWILL. To protect and preserve the reputation and goodwill of Lineo and of the Licensed Product, OEM shall (1) avoid deceptive, misleading or unethical practices that are or might be detrimental to Lineo, the Licensed Product or the public, including any disparagement of Lineo or the Licensed Product; (2) make no false or misleading representations with regard to Lineo or the Licensed Product; (3) refrain from publishing or employing any misleading or deceptive advertising material reflecting upon Lineo or the Licensed Product; (4) refrain from making any representations, warranties or guarantees to Resellers or End Users or to the trade with respect to the specifications, features or capabilities of the Licensed Program that are inconsistent with the Documentation and marketing literature distributed by Lineo, including all warranties and disclaimers contained in such literature; (5) not distribute for any purpose any marketing materials, packaging or other material bearing Lineo Marks which have not been first approved by Lineo; and (6) enter into agreements for marketing and distribution of OEM's Product bearing or bundled with the Licensed Products only with such Resellers who have agreed to be bound by the foregoing terms as part of the applicable Reseller agreement.

     f. THIRD-PARTY REQUIREMENTS. In the event that Lineo is required by a third party software supplier to cease and to cause its OEM's to cease reproduction and distribution of a particular revision of the Licensed Products, OEM agrees to comply herewith provided Lineo provides OEM with 30 days prior written notice and further provided that Lineo replaces such affected Lineo Product with a functionally equivalent Lineo Product as soon as commercially practicable.

6. CONFIDENTIAL INFORMATION. OEM shall not use or disclose any Confidential Information supplied by Lineo relating to the Licensed Product except as authorized in writing by Lineo in advance of such disclosure and shall safeguard all Confidential Information provided by Lineo to OEM under this Agreement in the same or more restrictive manner as OEM safeguards its own Confidential Information.

7.   LIMITED WARRANTIES

     a. Lineo's sole warranty to OEM, for its benefit and for the benefit of its Reseller customers and any End User regarding the Licensed Product is that the Licensed Product will conform in material respects to Lineo's most current published specifications pertaining to the Licensed Product.

     b. The exclusive remedy of OEM, for itself or on behalf of any Reseller or End User customers, against Lineo for breach of the foregoing warranty shall be to seek repair or replacement of the defective Licensed Product element or unit at no charge to OEM.

     c. EXCEPT AS SET FORTH IN THIS SECTION 7, LINEO DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES AS TO THE SUITABILITY OR MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE LICENSED PRODUCT. IN NO EVENT SHALL LINEO BE LIABLE FOR ANY LOST OR ANTICIPATED PROFITS, OR ANY INCIDENTAL, EXEMPLARY, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), REGARDLESS OF WHETHER LINEO WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE WARRANTY SET OUT IN THIS SECTION 7 SHALL BE NULL AND VOID IF THE LICENSED PRODUCT IS NOT USED IN A MANNER CONSISTENT WITH ITS INTENDED PURPOSES OR IS MODIFIED OR REPAIRED BY OEM IN A MANNER NOT AUTHORIZED BY THIS AGREEMENT OR IS MODIFIED OR REPAIRED BY AN END-USER. FURTHER, THE WARRANTY IN THIS SECTION 7 DOES NOT APPLY IF THE ERROR(S) ARE CAUSED BY ANY PROGRAMMING NOT CREATED BY LINEO, OR BY ANY REPAIRS, MODIFICATIONS OR ENHANCEMENT NOT MADE BY LINEO.

     d. OEM is not authorized to make any warranty commitment on Lineo's behalf, whether written or oral, other than those contained above.

8.   INDEMNIFICATION

     a. BY LINEO. Lineo agrees to defend OEM and, to the extent of payments made by OEM under this Agreement, to indemnify and hold OEM harmless from any and all third-party claims, actions, demands, and related damages, liabilities, costs and expenses resulting from charges or allegations that the Licensed Product or Lineo Mark appropriately used by OEM infringes any U.S. trademark, U.S. copyright or other intellectual property right of any third party.

     OEM shall permit Lineo to replace or modify the Licensed Product affected so as to avoid infringement or to procure the right for OEM to continue use and marketing of such items. If neither alternative is possible or commercially reasonable, the infringing items shall be returned to Lineo, whose sole liability shall be to refund amounts paid by OEM for the affected copies of the Licensed Product. Lineo shall have no liability for infringement based on (a) use of other than the current release of the Licensed Products, or (b) modification of the Licensed Products by any party other than Lineo, or the combination or use of the Licensed Products with any other computer program, equipment, product, device, item or process not furnished by Lineo, if such infringement would have been avoided by the use of the Licensed Products alone and in their current unmodified form, or (c) other acts of OEM.


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     THE ABOVE STATES THE ENTIRE LIABILITY OF LINEO WITH RESPECT TO INFRINGEMENT
     OF PATENTS, COPYRIGHTS, TRADEMARKS OR ANY OTHER FORM OF INTELLECTUAL PROPERTY RIGHT BY ANY PRODUCT SUPPLIED BY LINEO.

     b. BY OEM. OEM agrees to indemnify, defend and hold Lineo harmless from and against any and all third-party claims, actions, demands, and related damages, liabilities, costs and expenses arising or resulting from, or related to, marketing, distribution or other activities by OEM or its Resellers under this Agreement or otherwise respecting the Licensed Product.

     c. GENERAL CONDITIONS TO INDEMNITY RIGHTS. The forgoing rights and obligations of indemnity are conditioned on (i) prompt written notification from the indemnified party to the indemnifying party of the claim for which indemnity is sought; (ii) sole control in the indemnifying party of the defense of any action and all negotiations for settlement and compromise; and (iii) cooperation and assistance from the party seeking indemnification, including disclosure of information and authority necessary to perform the above. The indemnified party shall be responsible for the costs and fees of its own counsel if it desires to have separate legal representation in any such action.

9.   TERM AND TERMINATION.

     a. TERM AND EXTENSIONS. The initial term hereof shall be as provided in Schedule A. Unless earlier terminated for breach as provided herein, or unless either party notifies the other in writing, not later than 30 days prior to expiration of the initial term, of its intention to terminate the agreement upon said expiration, this Agreement shall automatically renew at the end of the initial term for successive one year terms.

     b. TERMINATION FOR CAUSE. Either party may terminate this Agreement for the substantial breach by the other party of a material term. The terminating party will first give the other party written notice of the breach and a reasonable period of at least 30 days in which to cure the alleged breach. If a cure is not achieved during the cure period, then the non-breaching party may terminate this Agreement upon written notice.

     c. TERMINATION BY LINEO. Lineo may terminate this Agreement if OEM fails to meet its payment obligations under this Agreement and this failure continues for 10 days following receipt of written notice and demand from Lineo.

     d. INSOLVENCY, ASSIGNMENT, OR BANKRUPTCY. Either party may, at its option, immediately terminate this Agreement upon written notice to the other party if the other party (i) admits in writing its inability to pay its debts generally as they become due; (ii) makes a general assignment for the benefit of creditors; (iii) institutes proceedings to be adjudicated a voluntary bankrupt, or consents to the filing of a petition of bankruptcy against it; (iv) is adjudicated by a court of competent jurisdiction as being bankrupt or insolvent; (v) seeks reorganization under any bankruptcy act or consents to the filing of a petition seeking such reorganization; or
     (vi) is the subject of a decree by a court of competent jurisdiction appointing a receiver, liquidator, trustee or assignee in bankruptcy or in insolvency covering all or substantially all of such party's property or providing for the liquidation of such party's property or business affairs.

     e. ACCELERATION OF PAYMENT. Upon termination of this Agreement by Lineo under Section 9.a, 9.b or 9.c, the due dates of all outstanding invoices to OEM for Licensed Products will automatically be accelerated so that they become due and payable on the effective date of termination, even if longer terms had been previously granted or allowed.

     f. EFFECT OF TERMINATION ON OBLIGATIONS. Upon termination of this Agreement for any reason, OEM shall (1) immediately cease all reproduction of the Licensed Product and shall cease distribution of all copies previously made; (2) within 30 calendar days after termination of this Agreement, either deliver to Lineo or destroy all copies of Licensed Products and Documentation in OEM's possession or under its control, and shall furnish to Lineo an affidavit signed by an officer of Licensee certifying that, to the best of its knowledge, such delivery or destruction has been fully effected. Notwithstanding the foregoing, and provided OEM fulfills its obligations specified in this Agreement with respect to such items, OEM may continue to use and retain copies of the Licensed Products and Documentation to the extent, but only to the extent, necessary to support and maintain Licensed Products rightfully distributed to Resellers and End Users by OEM prior to termination of this Agreement. Termination of this Agreement shall not affect rights of Resellers or End Users receiving Product incorporating or bundled with Licensed Product prior to the date of termination, provided, however, that Lineo shall have received payment of License Fees and other fees owing from OEM therefor.

     g. SURVIVAL OF TERMS. Termination of this Agreement shall not relieve either party of any obligations arising under this Agreement prior to the date of termination. Any provisions of this Agreement that by their nature extend beyond the Expiration Date or other termination of this Agreement, including specifically obligations owing under Sections 4, 5 and 7 hereof, will survive and remain in effect until all obligations are satisfied. Confidentiality provisions shall remain in effect until the Confidential Information is no longer confidential.


OEM License Agreement (Embedded)                Lineo, Inc., 390 South 400 West,
                                                              Lindon, Utah 84042

10.  GENERAL PROVISIONS.

     a. PUBLIC ANNOUNCEMENTS AND PROMOTIONAL MATERIALS. Lineo and OEM shall cooperate with each other either to issue a joint press release and/or to enable each party to issue and post to its web site an announcement concerning this Agreement, provided that each party must approve any such press announcement prior to its release. Any separate release shall be subject to must approve such press release prior to its release. Lineo shall have the right to use OEM's name as a customer reference. Lineo shall cooperate with OEM as OEM may reasonably desire and request in its development of the initial marketing and sales materials used to promote the distribution of OEM Products incorporating or bundled with the Licensed Products.

     b. FORCE MAJEURE. If either party is prevented from performing any portion of this Agreement (except the payment of money) by causes beyond its control, including labor disputes, civil commotion, war, governmental regulations or controls, casualty, inability to obtain materials or services or acts of God, such defaulting party will be excused from performance for the period of the delay and for a reasonable time thereafter.

     c. DISPUTE RESOLUTION. The parties agree to attempt in good faith to resolve all disputes arising between them first through expedited mediation (not to exceed 48 hours from the receipt by a party of the notice described below) and, if mediation is not successful, through negotiated settlement or court action. Neither party shall file a lawsuit until the mediation has been completed, except that in the event that the actions of one party will cause or are causing the other immediate irreparable injury requiring temporary injunctive relief and the other party is unwilling to suspend its planned or existing activity to allow for expedited mediation, the aggrieved party may file suit and seek such temporary injunctive relief in a court with jurisdiction over the subject matter of the dispute. Dispute resolution under this section shall be triggered by one party's service upon the other of a written notice and request to mediate, identifying the subject matter of the dispute and the nature of the relief sought. Unless otherwise agreed in writing at the time of mediation, mediation shall be conducted through and under the mediation rules of the American Arbitration Association.

     d. LIMITATION OF ACTIONS. No action arising or resulting from this Agreement, regardless of its form, may be brought by either party more than two years after termination of this Agreement.

     e. THIRD PARTY CLAIMS. Neither party shall be liable for any claim by the other based on any third party claim, except as stated in Section 7 of this Agreement.

     f. JURISDICTION. This Agreement will in all respects be governed by and construed in accordance with the laws of the State of Utah of the United States of America, and will not be construed in accordance with or governed by the United Nations Convention for International Sales of Goods.

     g. ATTORNEYS' FEES. If either Lineo or OEM employs attorneys to enforce any rights arising out of or relating to this Agreement, the prevailing party shall be entitled to recover reasonable costs and attorney's fees.

     h. WAIVER. No waiver of any right or remedy on one occasion by either party will be deemed a waiver of that right or remedy on any other occasion.

     i. SUPERIOR AGREEMENT. This Agreement will not be supplemented or modified by any course of dealing or usage of trade. Variance from or addition to the terms and conditions of this Agreement in any written notification from OEM will be of no effect, unless otherwise expressly provided for in this Agreement. This Agreement may be amended or modified only by a writing signed by each party.

     j. ASSIGNMENT. This Agreement is not assignable by OEM, in whole or in part, without Lineo's prior written consent. Lineo will not unreasonably withhold consent to an assignment of this Agreement or any part of this Agreement to a parent, subsidiary or affiliate of OEM, provided that such entity is at least as capable as OEM of satisfying OEM's responsibilities hereunder. Any attempted assignment without Lineo's written consent will be null and void.

     k. NOTICE. Unless otherwise agreed to by the parties, all notices required under this Agreement (except those relating to product pricing, changes and upgrades) will be deemed effective when received and made in writing by either (i) registered mail, (ii) certified mail, return receipt requested, (iii) overnight mail, addressed and sent to the address indicated on the Signature Page, to the attention of the person designated as the responsible representative or to that person's successor, or (iv) by telephone facsimile transfer appropriately directed to the attention of the person designated as the responsible representative or to that person's successor.

     l. SEVERABILITY. If any term, provision, covenant or condition of this Agreement is held invalid or unenforceable for any reason, the remainder of the provisions will continue in full force and effect as if this Agreement had been executed with the invalid portion eliminated. The parties further agree to substitute for the invalid provision a valid provision that most closely approximates the intent and economic effect of the invalid provision.


OEM License Agreement (Embedded)                Lineo, Inc., 390 South 400 West,
                                                              Lindon, Utah 84042

     m. INDEPENDENT CONTRACTORS. Each party acknowledges that the parties to this Agreement are independent contractors and that it will not, except in accordance with this Agreement, represent itself as an agent or legal representative of the other.

     n. COMPLIANCE WITH LAWS. OEM represents and warrants that it shall comply at its own expense with all applicable laws, rules and regulations of governmental bodies and agencies, including all laws, rules and regulations affecting or governing exports, in its performance under this Agreement.

     o. GOVERNMENT RIGHTS. OEM agrees (i) to identify the Licensed Products in all proposals and agreements with the United States Government or any contractor for the United States Government; and (ii) to identify or to mark the software products provided pursuant to any agreement with the United States Government or any contractor for the United States Government as necessary to obtain protection substantially equivalent to that afforded commercial computer software and related documentation developed at private expense and provided with Restricted Rights as defined in DOD FAR Supplement 48 C.F.R. 252.227-7013(c)(1)(ii) in effect as of May 18, 1987 or any successor regulation.

     p. HEADINGS. The headings provided in this Agreement are for convenience only and will not be used in interpreting or construing this Agreement.

     q. SCOPE OF AGREEMENT. Each of the parties hereto acknowledges that it has read this Agreement, understands it and agrees to be bound by its terms. The parties further agree that this Agreement is the complete and exclusive statement of agreement regarding the subject matter and supersedes all proposals (oral or written), understandings, representations, conditions, warranties, covenants and all other communications between the parties relating thereto. This Agreement may be amended only by a writing that refers specifically to this Agreement and is signed by both parties.

                * * * END OF STANDARD TERMS AND CONDITIONS * * *


OEM License Agreement (Embedded)                Lineo, Inc., 390 South 400 West,
                                                              Lindon, Utah 84042

             APPENDIX I TO SCHEDULE C, STANDARD TERMS AND CONDITIONS

                        LINEO END USER LICENSE AGREEMENT

IMPORTANT-READ CAREFULLY

This Lineo End User License Agreement ("EULA") is a legal agreement between you (either an individual or a single entity) and Lineo, Inc. ("Lineo") for the enclosed or attached Lineo software product, which includes computer software and associated documentation ("Software"). The Software also includes any updates and supplements to the original Software provided to you by Lineo. Any product provided along with the Software that is associated with a separate end-user license agreement is licensed to you under the terms of that license agreement. By installing, copying, downloading, accessing or otherwise using the software, you agree to be bound by the terms of this EULA. If you do not agree to the terms of this EULA, you may not use or install the Software. If you have purchased the Software, promptly return the Software and all accompanying materials with proof of purchase for a refund.

SOFTWARE LICENSE

The Software is protected by copyright laws and international copyright treaties, as well as other intellectual property laws and treaties. The Software is licensed, not sold.

1.   GRANT OF LICENSE

This EULA grants you the rights to install, use, access, display, run, or otherwise interact with ("Run") one copy of the Software on no more than one computer or device ("Computer").

2.   OTHER RIGHTS AND LIMITATIONS

     - LIMITATIONS ON REVERSE ENGINEERING, DECOMPILATION, AND DISASSEMBLY. You may not reverse engineer, decompile, or disassemble the Software, except and only to the extent that such activity is permitted by applicable law.

     - RENTAL. You may not rent, lease, sell, sublicense, or lend the Software.

     - LANGUAGE VERSIONS. If the media provided to you includes more than one language version of the same Software, you may Run any of the language versions of the Software, provided the total number of copies Run does not exceed the number of licenses you have acquired.

     - TRANSFER. You may not transfer or assign your rights or obligations under this EULA to any person or entity without the prior written consent of Lineo.

     - SUPPORT SERVICES. Lineo may provide you with technical support services related to the Software ("Support Services") as described in other Lineo-provided materials. Any supplemental software code provided to you as part of the Support Services shall be considered part of the Software and subject to the terms and conditions of this EULA. With respect to technical information you provide to Lineo as part of the Support Services, Lineo may use such information for its business purposes, including for product support and development. Lineo will not utilize such technical information in a form that personally identifies you.

     - RESERVATION OF RIGHTS. Lineo reserves all rights not expressly granted under this EULA.


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                                                              Lindon, Utah 84042

3.   SAFEGUARDS/AUDIT RIGHTS

You agree to: (i) implement internal safeguards to prevent any unauthorized copying, distribution, or use of the Software; (ii) provide Lineo with written certification of the number of copies or concurrent usage of the Software on request, and (iii) allow Lineo to audit for compliance with this EULA during regular business hours. Lineo will pay for the cost of the audit unless the audit shows a discrepancy which is five percent (5%) or more of the number of copies of the Software Run over the licenses you have acquired; in which event, you shall pay for the cost of the audit.

4.   COPYRIGHTS

Lineo and its suppliers retain all ownership of the Software and all copies thereof, provided, however, that certain components of the Software are components licensed under the GNU General Public License (version 2), which Lineo supports. You may obtain a copy of the GNU General Public License at www.gnudocs.com/GNU/COPYING. Lineo will provide source code for any of the components of the Software licensed under the GNU General Public License. To obtain such source code, send email to embedix-support@lineo.com. You may make up to two copies of electronic documentation accompanying the Software for each license you have acquired for the Software. If you make copies, you must include all applicable copyright notices and other proprietary rights legends that come with the Software.

5.   EXPORTS

You agree that you will not export or re-export the Software, any part thereof, or any process or service that is the direct product of the Software (the foregoing collectively referred to as the "Restricted Components"), to any country, person or entity subject to U.S. export restrictions. You specifically agree not to export or re-export any of the Restricted Components (i) to any country to which the U.S. has embargoed or restricted the export of goods or services, which currently include, but are not necessarily limited to Cuba, Iran, Iraq, Libya, North Korea, Sudan and Syria, or to any national of any such country, wherever located, who intends to transmit or transport the Restricted Components back to any such restricted country; (ii) to any person or entity who you know or have reason to know will utilize the Restricted Components in the design, development or production of nuclear, chemical or biological weapons; or
(iii) to any person or entity who has been prohibited from participating in U.S. export transactions by any federal agency of the U.S. Government. You warrant and represent that neither the Bureau of Export Administration of the U.S. Commerce Department nor any other U.S. federal agency has suspended, revoked or denied your export privileges.

6.   LIMITED WARRANTY

     - LIMITED WARRANTY. For a period of 90 days from the date you receive the Software or from the date of performance of Support Services by Lineo, Lineo warrants that: (a) the unmodified Software will perform substantially in accordance with the accompanying written materials when used as directed, (b) Lineo media will be free of defects, and
          (c) such Support Services will be performed in a manner consistent with generally accepted industry standards. Any implied warranties are limited to the 90 day period. This Limited Warranty is void if failure of the Software has resulted from modification, accident, abuse, or misapplication. Some jurisdictions do not allow limitations on duration of an implied warranty, so the above limitation may not apply to you.

     - YOUR EXCLUSIVE REMEDY. Lineo's and its suppliers' entire liability and your exclusive remedy arising from a breach of the Limited Warranty is, at Lineo's option, either repair or replacement of


OEM License Agreement (Embedded)                Lineo, Inc., 390 South 400 West,
                                                              Lindon, Utah 84042
          the non-conforming Software, or reperformance of the nonconforming Support Services, or return of the price you paid for the non-conforming Software or Support Services. You must return all non-conforming Software to Lineo with your proof of purchase to be entitled to any of these remedies. Any replacement Software or Support Services will be warranted for the remainder of the original warranty period or 30 days, whichever is longer. Outside the United States, neither these remedies nor any product support services offered by Lineo are available without proof of your purchase from an authorized international source.

     - NO OTHER WARRANTIES. TO THE FULL EXTENT PERMITTED BY LAW, LINEO AND ITS SUPPLIERS DISCLAIM ALL OTHER WARRANTIES, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, AND NON-INFRINGEMENT, WITH REGARD TO THE SOFTWARE AND THE PROVISION OF OR FAILURE TO PROVIDE SUPPORT SERVICES. THIS WARRANTY GIVES YOU SPECIFIC LEGAL RIGHTS. THIS WARRANTY GIVES YOU SPECIFIC LEGAL RIGHTS. YOU MAY HAVE OTHERS, WHICH VARY FROM JURISDICTION TO JURISDICTION.

     - LIMITATION OF LIABILITY. LINEO AND ITS SUPPLIERS WILL NOT BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR PERSONAL INJURY, LOSS OF BUSINESS PROFITS, BUSINESS INTERRUPTION, LOSS OF BUSINESS OR CONFIDENTIAL INFORMATION, LOSS OF PRIVACY, OR ANY OTHER PECUNIARY
          LOSS) ARISING OUT OF THE USE OF OR INABILITY TO USE THE SOFTWARE OR THE PROVISION OF OR FAILURE TO PROVIDE SUPPORT SERVICES, EVEN IF LINEO OR ITS SUPPLIERS HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN ANY CASE, THE ENTIRE LIABILITY OF LINEO AND ITS SUPPLIERS UNDER THIS AGREEMENT AND LIMITED WARRANTY SHALL BE LIMITED TO THE AMOUNT ACTUALLY PAID BY YOU FOR THE SOFTWARE OR SUPPORT SERVICES THAT CAUSE THE DAMAGE. BECAUSE SOME JURISDICTIONS DO NOT ALLOW THE EXCLUSION OR LIMITATION OF LIABILITY, THE ABOVE LIMITATION MAY NOT APPLY TO YOU.

7.   U.S. GOVERNMENT RESTRICTED RIGHTS

Software and documentation delivered to civilian agencies of the U.S. Government pursuant to solicitations dated prior to December 1, 1995, and Software and documentation delivered to the Department of Defense of the U.S. Government pursuant to solicitations dated prior to September 29, 1995, are provided with RESTRICTED RIGHTS. Use, duplication, or disclosure by the Government is subject to restrictions as set forth in subparagraph FAR 52.227-14(g)(Jun. 1987) or subparagraph DFAR 252.227-7013 (c)(1)(ii)(Oct. 1988). All Software and documentation delivered to civilian agencies or the Department of the Defense of the U.S. Government pursuant to solicitations issued after the dates specified above, are delivered with commercial licensing rights as set forth in this EULA only.

8.   GOVERNING LAWS AND ATTORNEYS' FEES

This EULA is governed by the laws of the State of Utah, USA, without regard to principles of conflict of laws, and specifically excludes the United Nations Convention on Contracts for the International Sale of Goods. If you acquired this Software in a country outside of the United States, that country's laws may apply. In any action or suit


OEM License Agreement (Embedded)                Lineo, Inc., 390 South 400 West,
                                                              Lindon, Utah 84042
to enforce any right or remedy under this EULA or to interpret any provision of this EULA, the prevailing party will be entitled to recover its costs, including reasonable attorneys' fees.

9.   ENTIRE AGREEMENT

This EULA constitutes the entire agreement between you and Lineo with respect to the Software, and replaces all other understandings, communications, agreements or representations, whether written or oral. The terms of this EULA cannot be modified by any terms in any printed forms used by the parties in performing the EULA, and can only be modified by express written consent of both parties. If any part of this EULA is held to be unenforceable as written, it will be enforced to the maximum extent allowed by applicable law, and will not affect the enforceability of any other part.

Should you have any questions concerning this EULA, or if you desire to contact Lineo for any reason, please contact the Lineo representative serving your company, or send email to: embedix-support@lineo.com.






OEM License Agreement (Embedded)                Lineo, Inc., 390 South 400 West,
                                                              Lindon, Utah 84042

                                   LINEO, INC.
                              OEM LICENSE AGREEMENT

                                   SCHEDULE D

             ANNUAL OEM MAINTENANCE, SUPPORT AND TRAINING AGREEMENT
                                   NO. LN0201
                                       ------
This OEM Maintenance, Support and Training Agreement is an element of an OEM License Agreement ("OEM Agreement") between Lineo and Licensee, and is subject to all the general terms and conditions thereof, except as and to the extent such terms are specifically and directly superseded hereby. Lineo will provide maintenance and support only in connection with OEM's pre-purchase of * licenses (or units) as specified in the OEM License Agreement of which this is a part, for a term expiring 12 months from the Effective Date. Lineo and OEM may, at any time, negotiate and mutually agree to amend and extend the coverage of the maintenance and support beyond such 12-month period, provided that any such amendment is in writing.

A.   MAINTENANCE AND PRODUCT SUPPORT:

1. MAINTENANCE/MINOR UPDATES. In consideration of the maintenance and support Service Fee set forth in Section 3 below, Lineo will provide to OEM any minor updates to the current version of the Licensed Product, Embedix(TM), made generally available during the term of this Maintenance and Support Agreement. In addition, Lineo will provide ongoing telephone and e-mail support. The expenses of any distribution of such updates through the distribution channels for OEM's products will be paid by OEM. OEM and Lineo will favorably consider electronic or alternative dissemination methods of such minor updates to the extent consistent with policies of both companies. OEM and Lineo agree to reasonably cooperate on a monthly basis regarding support issues and processes.

2. TECHNICAL SUPPORT. In further consideration of the maintenance and support Service Fee set forth in Section 3, Lineo will provide OEM with Lineo's backend technical support services, as further described herein.

     a. BACK-END SUPPORT. Lineo will provide back-end support to OEM for program errors not resolved by OEM pursuant to OEM support policies and in accordance with subsection (b) below. This support includes efforts to identify defective source code and to provide corrections, workarounds and/or patches to correct program errors. Lineo will provide OEM with a telephone number and an e-mail address which OEM may use to report program errors during Lineo's Support local Utah business hours (8am-5pm Mountain Standard Time). For Priority 1 or 2 failures, OEM agrees to notify Lineo via both telephone and E-mail. OEM will identify one member of its customer support staff and an alternate to act as the primary technical liaisons responsible for all communications with Lineo's technical support representatives. Such liaisons will have sufficient technical expertise, training and/or experience for OEM to perform its obligations hereunder. Within one week after the Effective Date, OEM will designate its liaisons(s). Such designation will be in writing and/or E-mail to Lineo. OEM may substitute contacts at any time by providing to Lineo one week prior written and/or electronic notice thereof.

          Lineo will make reasonable efforts to correct significant program errors that OEM identifies, classifies and reports to Lineo and that Lineo substantiates. Lineo may reclassify program errors if it reasonably believes that OEM's classification is incorrect. OEM will provide sufficient information to enable Lineo to duplicate the program error before Lineo's response obligations


----------------------------------
* Confidential Treatment Requested


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                                                              Lindon, Utah 84042
          will commence. Lineo will not be required to correct any program error caused by: (a) OEM's incorporation or attachment of a feature, program, or device to the Lineo Products, or any part thereof; (b) any nonconformance caused by accident, transportation, neglect, misuse, alteration, modification, or enhancement of the Lineo Products; (c)
          the failure to provide a suitable installation environment; (d) use of the Lineo Products for other than the specific purpose for which the Lineo Products are designed; (e) use of the Lineo Products on any systems other than the specified hardware platform for such Lineo Products; (f) OEM's use of defective media or defective duplication of the Lineo Products; or (g) OEM's failure to incorporate any minor update previously released by Lineo which corrects such program error.

          Provided program error reports are received by Lineo during Lineo's local Utah business hours (8am-5pm Mountain Standard Time, Monday through Friday), Lineo will use reasonable commercial efforts to communicate with OEM about the program error via telephone or e-mail within the following targeted response times:

------------ ------------------------------------------------------------------ -----------------------------
 Priority                           Failure Description                                 Response Time
------------ ------------------------------------------------------------------ -----------------------------
     1       Fatal (no useful work can be done)                                 10 working hours
------------ ------------------------------------------------------------------ -----------------------------
     2       Severe Impact (functionality disabled): errors which result in a   1 working day
             lack of application functionality or cause intermittent system failure
------------ ------------------------------------------------------------------ -----------------------------
     3       Degraded Operations: errors causing malfunction of non critical    3 working days
             functions
------------ ------------------------------------------------------------------ -----------------------------
     4       Minimal Impact: attributes and/or options to utility programs do   Future release, on business
             not operate as stated                                              justifiable basis
------------ ------------------------------------------------------------------ -----------------------------
     5       Enhancements Request                                               When applicable
------------ ------------------------------------------------------------------ -----------------------------

          Lineo will use reasonable commercial efforts to resolve each significant program error by providing either a reasonable work around, an object code patch, or a specific action plan for how Lineo will address the problem and an estimate of how long it will take to rectify the defect. OEM may be required to pay to Lineo additional fees at Lineo's then-standard rates for services performed in connection with reported program errors which are later determined by Lineo to have been due to hardware of software not supplied by Lineo. Notwithstanding the foregoing, Lineo has no obligation to perform services in connection with (i) program errors resolution from hardware or software not supplied by Lineo: or (ii) which occur in the Lineo Product release which is not the then-current release.

     b. FRONT-LINE SUPPORT. OEM, and not Lineo, will provide front-line, or first and second level, technical support to its Distributors, Resellers and End Users. Such support includes call receipt, call screening, installation assistance, problem identification and diagnosis, efforts to create a repeatable demonstration of the program error, maintenance of a website that provides technical and warranty support to End Users and, if applicable, the distribution of any defective media or minor updates. OEM agrees that any documentation distributed by OEM will clearly and conspicuously state that End Users should call OEM, and not Lineo, for technical support for the Lineo Products. Lineo will have no obligation to furnish any assistance, information or documentation with respect to the Lineo Products to any Distributor, Reseller or End User. If Lineo believes its customer support representatives are being contacted by a significant number of


OEM License Agreement (Embedded)                Lineo, Inc., 390 South 400 West,
                                                              Lindon, Utah 84042

          OEM's Distributors, Reseller or End Users, then, upon Lineo's request, OEM will undertake every reasonable effort to minimize such contact.

3. SERVICE FEE: For maintenance and support rendered in connection with the Licensed Product, as set forth in Sections 1 and 2 above, and for the period of this maintenance agreement only, OEM shall pay to Lineo maintenance and support Fees in the amount of US $*, representing *% of the aggregate total of nonrefundable license fees payable under the OEM License Agreement. Said maintenance and support fees shall be payable on or before the Effective Date.

B.   PRODUCT TRAINING

1.   STANDARD TRAINING.

Lineo will provide its standard product training to OEM, as described below, at any time during the period of this maintenance agreement, upon payment of the training fees prescribed below. All training can be conducted on site at OEM in Korea. OEM may designate one or more of the following training programs by initialing below:

     _____    LINUX SYSTEM ADMINISTRATION:  3-5 DAYS

          This training program is optimal if OEM desires training designed for those who are taking first steps into using Linux and want to learn how to administer their Linux system, gain experience with basic Linux administration tasks, better understand the Linux phenomenon, explore command line and GUI utilities, learn system processes, and configure printing and networking. If OEM selects this training program, OEM shall pay to Lineo Training Fees consisting of U.S. $* per each OEM participant per class.

     _____    EMBEDIX SDK:  3-5 DAYS

          This training program is designed for those desiring an in-depth understanding of the Embedix SDK toolkit, Linux kernel, base programs, compilers, and customization tools. If OEM selects this training program, OEM shall pay to Lineo Training Fees consisting of U.S.
          $* per each OEM participant per class.

     _____    LINUX SYSTEM ADMINSTRATION AND EMBEDIX SDK

          A combination of the two training programs above with special emphasis on Embedix SDK. If OEM selects this combined training program, OEM shall pay to Lineo Training Fees consisting of U.S. $* per each OEM participant per class.

2.   CUSTOMIZED TRAINING.

     Any of the selected training programs may be customized, at OEM's request and upon mutual agreement, specifically to meet OEM's needs. For any customization of the selected training program requested by OEM, the parties shall negotiate the terms and conditions of such customization, including, but not limited to, additional fees and the nature of the customization.

3. TRAINING FEES. All Training Fees are payable not later than fifteen (15) days prior to the first day of the selected training program.

----------------------------------
* Confidential Treatment Requested


OEM License Agreement (Embedded)                Lineo, Inc., 390 South 400 West,
                                                              Lindon, Utah 84042
                                                                   Page 17 of 17